Exhibit 99.2

ICON Vapor, Inc. Announces Acquisition Completion of Green Tree Syndicate, Inc.

SAN DIEGO, Dec. 4, 2014 (GLOBE NEWSWIRE) -- Icon Vapor, Inc. (OTC:ICNV) noted today that as of November 27th, 2014 it has completed its acquisition of Green Tree Syndicate, Inc. as initially announced in late October of 2014.

ICON Vapor President Dan Balsiger stated, "We are very excited to get this purchase wrapped up and get Green Tree moved into our growing mix of related businesses. ICON Vapor anticipates new sales to rise significantly as they relate to the current fiscal quarter as generated by Green Tree's convenience store presence via their relationship with Core-Mark Holding Company, Inc., a leading distributor and marketer of consumer packaged goods (NASDAQ: CORE)."

Mr. Balsiger further noted that, "We will continue to work to secure other new acquisition opportunities as we expand our current initiatives, looking forward to an extraordinary as well as highly profitable 2015."

About ICON Vapor, Inc. (www.IconVapor.com)

Headquartered in San Diego, California, Icon Vapor engages in the manufacture and distribution of electronic cigarettes. The company offers disposable and starter kits e-cigarettes as well as cartomizers in tobacco and menthol flavors branded under the ICON Vapor Products line. For further information please contact the Company at:

(858.509.2783 or IR@IconVapor.com)

Safe Harbor Statement

This press release may contain forward looking statements and or observations which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties include but not limited to information as contained within the Company's most current quarterly reports, annual reports, and or other such filings as may be accessed through the OTCBB website. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward looking statements, whether as a result of new information, future events, or otherwise. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new product lines noting there is no assurance that we will generate enough revenues to offset those costs. Additional product offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the variables as associated with the general business channel we are operating in, the impact of which cannot be predicted at this time including risks as associated with our product and recent FDA pronouncements. Additionally, our 1-A registration statement will generate additional free trading shares to the marketplace at a pre-determined price which may impact our share pricing within the OTC marketplace in a manner that we cannot predict.